Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Edward J. Weiss (“Employee”) and Ticketmaster L.L.C., a Virginia limited liability company (the “Company”), and is effective January 1, 2008 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1A.          EMPLOYMENT.  During the Term (as defined below), the Company shall employ Employee, and Employee shall be employed, as Executive Vice President and Chief Counsel, or such other equivalent title as may be agreed between Employee and the Company.  During Employee’s employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein.  During Employee’s employment with the Company, Employee shall report directly to the Chief Executive Officer of the Company or such other person(s) as from time to time may be designated by the Company (hereinafter referred to as the “Reporting Officer”).  Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee’s position.  Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s policies as in effect from time to time.

2A.          TERM.  The term of this Agreement shall be two years (the “Term”); provided, that certain terms and conditions herein may specify a greater period of effectiveness.

3A.          COMPENSATION.

(a)           BASE SALARY.  During the period that Employee is employed with the Company hereunder, the Company shall pay Employee an annual base salary of $335,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)           DISCRETIONARY BONUS.  During the period that Employee is employed with the Company hereunder, Employee shall be eligible to receive discretionary annual bonuses.

(c)           BENEFITS.  From the Effective Date through the date of termination of Employee’s employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(i)            Reimbursement for Business Expenses.  During the period that Employee is employed with the Company hereunder, the Company shall reimburse Employee for all reasonable, necessary and documented expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

(ii)           Vacation.  During the period that Employee is employed with the Company hereunder, Employee shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	Ticketmaster L.L.C.
8800 Sunset Boulevard
West Hollywood, CA 90069
Attention: SVP, Chief People Officer

If to Employee:	At the most recent address for Employee on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.          GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to its principles of conflicts of laws.  Any such dispute will be heard and determined before an appropriate federal court located in the State of California in Los Angeles County, or, if not maintainable therein, then in an appropriate California state court located in Los Angeles County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.  Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent

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permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.          STANDARD TERMS AND CONDITIONS.  Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.          SECTION 409A OF THE INTERNAL REVENUE CODE.  This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  Notwithstanding the foregoing, if this Agreement or any benefit paid to Employee hereunder is subject to Section 409A and if Employee is a “Specified Employee” (as defined under Section 409A) as of the date of Employee’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Employee hereunder during the first six (6) month period beginning on the date of a termination of employment hereunder shall be delayed during such six (6) month period and shall commence immediately following the end of such six (6) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly).  In no event shall the Company be required to pay Employee any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Employee hereunder.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement on March 12, 2008.

TICKETMASTER L.L.C.

By:	/s/ Sean Moriarty
Name: Sean Moriarty
Title:

By:	/s/ Edward J. Weiss
Name: Edward J. Weiss

STANDARD TERMS AND CONDITIONS

1.             TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a)           DEATH.  In the event Employee’s employment hereunder is terminated by reason of Employee’s death, the Company shall pay Employee’s designated beneficiary or beneficiaries, within thirty (30) days of Employee’s death in a lump sum in cash, (i) Employee’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in paragraph 1(g) below).

(b)           DISABILITY.  If, as a result of Employee’s incapacity due to physical or mental illness (“Disability”), Employee shall have been absent from the full-time performance of Employee’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Employee by the Company (in accordance with Section 4A hereof), Employee shall not have returned to the full-time performance of Employee’s duties, Employee’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with the Company due to Disability, the Company shall continue to pay Employee’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company.  Upon termination of Employee’s employment due to Disability, the Company shall pay Employee within thirty (30) days of such termination (i) Employee’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations (as defined in paragraph 1(g) below).

(c)           TERMINATION FOR CAUSE.  Upon the termination of Employee’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in paragraph 1(g) below).  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; (iv) the willful or gross neglect by Employee of the material duties required by this Agreement; or (v) a violation by Employee of any Company policy pertaining to ethics, wrongdoing or conflicts of interest.

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE.  If Employee’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Employee’s death or Disability or for Cause, then (i) the Company shall pay to Employee an amount equal to the Base Salary that Employee would have been paid from the date of such termination through the end of the Term had the Employee’s employment not terminated, payable in equal biweekly installments

(or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over the course of the then remaining Term (the “Cash Severance Payments”); and (ii) the Company shall pay Employee within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(g) below).  The payment to Employee of the severance benefits described in this Section 1(d) shall be subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates, and Employee’s compliance with the restrictive covenants set forth in Section 2 hereof.  Employee acknowledges and agrees that the severance benefits described in this Section 1(d) constitutes good and valuable consideration for such release.

(e)           RESIGNATION BY EMPLOYEE FOR CHANGE IN REPORTING OFFICER.  In the event that a General Counsel or Chief Legal Officer of the Company is hired and made the Reporting Officer (the “Reporting Officer Change”), and after a good faith effort to work under such Reporting Officer, including discussing with senior management of the Company any issues Employee has about such Reporting Officer, Employee determines, in his sole discretion, that there is a significant style and/or personality conflict with such Reporting Officer, then Employee may, conditioned upon his continued compliance with Section 2 of these Standard Terms and Conditions for their duration, resign from employment by the Company and (i) the Company shall pay to Employee the Cash Severance Payments; (ii) the Company shall pay Employee within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(g) below); and (iii) the vesting of all employee equity awards granted prior to the Effective Date will be accelerated to the date of resignation (the benefits provided under clauses (i)-(iii) of this Section 1(e) are referred to as the “Severance Benefits”).  Any such resignation may be tendered after six months following the date of the Reporting Officer Change, but no later than twelve months after such date.  If there is a Reporting Officer Change, and within twelve months of that change Employee’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Employee’s death or Disability or for Cause, then Employee shall, conditioned upon his continued compliance with Section 2 of these Standard Terms and Conditions for their duration, be entitled to the Severance Benefits.  The payment to Employee of the Severance Benefits described in this Section 1(e) shall be subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates, and Employee’s compliance with the restrictive covenants set forth in Section 2 hereof.  Employee acknowledges and agrees that the Severance Benefits described in this Section 1(e) constitutes good and valuable consideration for such release.

(f)            MITIGATION; OFFSET.  In the event of termination of Employee’s employment pursuant to Section 1(d) or his resignation pursuant to Section 1(e), Employee shall use his reasonable best efforts to seek other comparable employment and to take other reasonable actions to mitigate the Cash Severance Payments.  If Employee obtains other employment during the period of time in which the Company is required to make Cash Severance Payments, the amount of any such remaining payments or benefits to be provided to Employee shall be reduced by the amount of compensation and benefits earned by Employee from such other employment through the end of such period.  For purposes of this Section 1(f), Employee shall have an obligation to inform the Company regarding Employee’s employment status following termination and during the period of time in which the Company is making Cash Severance Payments.

(g)           ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (iii) any reimbursements that Employee is entitled to receive under Section 3A(c)(i) of the Agreement.

(h)           AMENDED PLAN DEFINITION.  Employee hereby agrees and acknowledges that the following definition of “Good Reason” shall apply to restricted stock units granted to Employee under the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan (the “Plan”) and that the following definition of “Good Reason” shall replace the definition of “Good Reason” contained in Section 10 of the Plan:  “Good Reason” means, without Employee’s prior written consent: (1) a material reduction in your rate of annual base salary from the rate of annual base salary in effect for you immediately prior to the Change in Control (as defined in the Plan), (2) a relocation of your principal place of business more than 35 miles from the city in which your principal place of business was located immediately prior to the Change in Control (as defined in the Plan) or (3) a material and demonstrable adverse change in the nature and scope of your duties from those in effect immediately prior to the Change in Control (as defined in the Plan).  In order to invoke a Termination of Employment (as defined in the Plan) for Good Reason under the Plan, Employee shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (3) within 90 days following your knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, Employee must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment under the Plan to constitute a Termination of Employment for Good Reason under the Plan.”

2.             CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY.  Employee acknowledges that, while employed by the Company, Employee will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates shall provide Employee with “Confidential Information” as referred to below.  Employee shall not, except as may be required to perform Employee’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Employee’s breach of the terms hereof) and that was learned or developed by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Employee’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)           POST SEPARATION COOPERATION.  During the one year period commencing immediately upon the termination of Employee’s employment for any reason (other than termination resulting from Employee’s death), Employee shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business, as maybe be reasonably required without jeopardizing Employee’s then full-time, non-Ticketmaster employment opportunities; provided, however, that Employee shall not be obligated to devote more than 24 hours during such one year period to the performance of such duties.  The Company agrees to reimburse Employee for all reasonable and necessary business expenses incurred by Employee in the performance of such consultation in accordance with the Company’s reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company.  If it becomes clear, or the parties reasonably anticipate, that that consultation required of Employee will exceed 24 hours, the parties shall agree on appropriate reasonable compensation for Employee for such consulting services.

(c)           NON-SOLICITATION OF EMPLOYEES.  Employee recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Employee recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee’s business position with the Company.  Employee agrees that, during Employee’s employment hereunder and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, hire or solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Employee has had direct contact during his employment hereunder, in each case, for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee’s duties hereunder.

(d)           NON-SOLICITATION OF CLIENTS.  During Employee’s employment hereunder and for a period of eighteen (18) months thereafter, Employee shall not solicit any Clients of the Company or any of its subsidiaries or affiliates or encourage (regardless of who initiates the contact) any such customers to use the facilities or services of any competitor of the Company or any of its subsidiaries or affiliates.  “Client” shall mean any person who engages the Company or any of its subsidiaries or affiliates to sell, on its Clients’ behalf as agent, tickets to the public.

(e)           PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Employee for the Company or, as applicable, its subsidiaries or affiliates, and Employee agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Employee shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Employee shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Employee agrees that in the event actions of Employee are required to ensure that such rights belong to the Company under applicable laws, Employee will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Employee or work performed by Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Employee hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Employee shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)            COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Employee is employed with the Company hereunder, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(g)           SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

3.             TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4.             ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

5.             WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.             HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.             REMEDIES FOR BREACH.  Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Employee’s notice to cure any such breach.  Employment expressly agrees and understands that in the event of any termination of Employee’s employment by the Company during the Term, the Company’s contractual obligations to Employee shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

                Employee expressly agrees and understands that the remedy at law for any breach by Employee of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Employee’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

8.             WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.  Notwithstanding anything to the contrary herein, a change in Employee’s title, duties and/or level of responsibilities, including by way of the assignment of Employment (in consultation with Employee) to another position with the Company or any of its affiliates that does not result in a material reduction in Employee’s title, duties and/or level of responsibilities as of the date of this Agreement, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement shall not constitute a modification or a breach of this Agreement.

9.             SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

10.           INDEMNIFICATION.  The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 1(c) of this Agreement.

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ACKNOWLEDGED AND AGREED:

Date: March 12, 2008

TICKETMASTER L.L.C.

By:	/s/ Sean Moriarty
Name: Sean Moriarty
Title:

By:	/s/ Edward J. Weiss
Name: Edward J. Weiss